Exhibit 4

FIRST AMENDMENT TO STOCKHOLDER RIGHTS AGREEMENT

FIRST AMENDMENT, dated December 9, 2003 (this “Amendment”), to Stockholder Rights Agreement dated as of April 13, 1999 (the “Rights Agreement”), between Systems & Computer Technology Corporation, a Delaware corporation (the “Company”) and Mellon Investor Services LLC (fka ChaseMellon Shareholder Services, L.L.C.), as Rights Agent (the “Rights Agent”). All capitalized terms not defined herein shall have the meaning set forth in the Rights Agreement.

WHEREAS, the Company, SunGard Data Systems Inc., a Delaware corporation (“SunGard”), and SCT Acquisition Corp. Inc., a Delaware corporation and a direct or indirect wholly owned subsidiary of SunGard (“Sub”), have proposed to enter into an Agreement and Plan of Merger to be dated the date hereof (the “Merger Agreement”); and

WHEREAS, the Company desires to amend the Rights Agreement to render the Rights inapplicable to the Merger (as defined in the Merger Agreement) and the other transactions contemplated by the Merger Agreement; and

WHEREAS, the Company deems this Amendment to be necessary and desirable and in the best interest of the holders of the Rights and has duly approved this Amendment; and

WHEREAS, Section 26 of the Rights Agreement permits the Company at any time before any person becomes an Acquiring Person to amend the Rights Agreement in the manner provided herein.

NOW, THEREFORE, the Company amends the Rights Agreement as follows:

SECTION 1. Amendment to Section 1. Section 1 of the Rights Agreement is hereby amended to add the following defined terms:

“Merger Agreement” shall mean the Agreement and Plan of Merger dated as of December 9, 2003 among the Company, Parent and Schoolhouse Acquisition Corp. Inc., a Delaware corporation and a direct or indirect wholly owned subsidiary of Parent, as the same may be amended from time to time in accordance with its terms;

“Merger” shall have the meaning assigned to such term in the Merger Agreement;

SECTION 2. Amendment to Section 3(b). Section 3(b) of the Rights Agreement is hereby amended to add the following text at the end thereof:

Notwithstanding anything in this Rights Agreement to the contrary, neither Parent, Sub nor any of their respective Affiliates or Associates shall become an Acquiring Person, either individually or collectively, no Distribution Date or Business Combination shall be deemed to occur, no Rights shall separate from the Common Shares or otherwise become exercisable and no adjustment shall be made pursuant to Sections 11 or 12, in each case solely by virtue of (i) the announcement of the Merger, (ii) the acquisition of Common Shares pursuant to the Merger or the Merger Agreement, (iii) the execution of the Merger Agreement or (iv) the consummation of the Merger or the other transactions contemplated by the Merger Agreement.

SECTION 3. Governing Law. This Amendment shall be deemed to be a contract made under the law of the State of Delaware and for all purposes shall be governed by and construed in accordance with the law of such State applicable to contracts to be made and performed entirely within such State; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

SECTION 4. Counterparts. This Amendment may be executed (including by facsimile) in one or more counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

SECTION 5. Descriptive Headings. The headings contained in this Amendment are for descriptive purposes only and shall not affect in any way the meaning or interpretation of this Amendment.

SECTION 6. Full Force and Effect. Except as specifically amended by this Amendment, all other terms and conditions of the Rights Agreement shall remain in full force and effect and are hereby ratified and confirmed.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the date first above written.

SYSTEMS & COMPUTER TECHNOLOGY CORPORATION

By:	/s/ Eric Haskell

Eric Haskell Executive Vice President, Finance & Administration, Treasurer and Chief Financial Officer

MELLON INVESTOR SERVICES LLC

By:	/s/ Nathaniel Hill

Nathaniel Hill
Client Service Manager